Exhibit 99.1

China TransInfo Technology Corp. Announces Record First Quarter Results

Beijing, China – May 13, 2008, China TransInfo Technology Corp., (OTC Bulletin Board: CTFO) (“China TransInfo” or the “Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (the “PRC”), today announced its financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights

•	Sales increased 76.8% year-over-year to a record $4.6 million
•	Gross profit increased 175.6% year-over-year to $2.4 million, or 51.3% of sales
•	Operating income grew 195.7% year-over-year to $1.7 million
•	Net income increased 150.6% year-over-year to $1.7 million, or $0.09 per basic and fully diluted share
•	Appointed Mr. Troy Mao as chief financial officer
•	Won key contracts in Huhhot and Urumqi
•	Opened a new regional branch office in Taiyuan, Shanxi Province
•	Received a technology award from Beijing Municipal Government and Beijing Information Office

“China TransInfo is emerging as a leader in the rapidly developing market for traffic information systems and real-time traffic data services in China. In our most recent quarter alone, we won a technology award from the Beijing Municipal Government and Beijing Information Office and opened a new branch in Shanxi Province to establish a regional headquarters to serve the central China market. Furthermore, we continued to expand our taxi media platforms with new contracts in Huhhot, Inner Mongolia and Urumqi, Xinjiang Uighur Autonomous Region. Finally, the addition of Mr. Troy Mao as our chief financial officer has significantly improved our financial oversight and strengthened our corporate governance.”

First Quarter 2008 Results

For the quarter ended March 31, 2008, total revenue was $4.6 million, a 76.8% increase from $2.6 million posted during the same quarter in 2007. This was primarily due to a significant increase in sales in both the transportation and digital city segments, which accounted for 46.6% and 41.3% of the total revenue in the quarter, respectively. The remaining amount was attributable to the land & resource sector and other businesses. During the three months ended March 31, 2008, 55.1% of total sales came from software products, while 44.9% resulted from the sales of hardware products.

Gross profit increased 175.6% to $2.4 million in the first quarter of 2008, compared to $0.9 million in the prior year period. Gross margin was 51.3% as compared to 32.9% during the same period in 2007. The increase in gross margin was due to the sales mix between software and hardware products, as software products accounted for a higher proportion of sales in the quarter and have a higher gross margin.

Selling, general and administrative expenses in the first quarter of 2008 were $648,400, an increase of 133.2% from $277,995 in the first quarter of 2007. The large increase in selling, general and administrative expenses was mainly due to staff growth, increased selling expenses due to a general expansion in business, and noncash charge of share-based compensation expense as a result of options granted to an executive officer as well as higher administrative expenses associated with being a public company.

Operating income increased 195.7% to $1.7 million, or 37.3% of revenue, from $0.6 million, or 22.3% of revenue, in the first quarter of 2007.

Net income increased to $1.7 million in the first quarter of 2008, or $0.09 per basic and fully diluted share, as compared to net income of $0.7 million, or $0.04 per basic and fully diluted share, during the same period in 2007. Fully diluted shares outstanding increased from 17.8 million shares in the first quarter of 2007 to 19.9 million shares in the first quarter of 2008 as a result of the acquisition and issuance of additional shares from a share exchange transaction and private placement in May 2007.

Financial Condition

On March 31, 2008, cash totaled $5.4 million, down from $6.8 million on December 31, 2007. The decrease of cash was mainly due to capital expenditures on equipment for the taxi media business. As of March 31, 2008, the Company had working capital of $16.5 million and total current liabilities of $1.1 million. The Company did not have any short term bank loans or credit instruments as of March 31, 2008. Stockholders’ equity totaled $22.3 million as of March 31, 2008, compared to $19.7 million at the end of 2007.

Net cash provided by operations was $0.9 million for the three months ended March 31, 2008, compared with net cash used in operations of ($0.7) million for the same period in 2007.

Recent Events

•	April 2008, China TransInfo won a bid of model case commissioned by China Ministry of Communication to construct a comprehensive geographic information system (“GIS”) for the city of Chengdu.
•
May 2008, China TransInfo appointed three independent directors to its board, completing the formation of its audit, compensation and governance and nominating committees and establishing a majority independent board.

Business Outlook

For 2008, the Company is forecasting revenues of approximately $33.0 million and net income of roughly $11.0 million.

“Along with the rapid development of digitalization in China, we expect to continue to see strong demand from government and commercial organizations for advanced GIS software applications. In addition, income from our transportation products and services will continue to constitute an increasingly large portion of our revenue, as the sector just surpassed digital city as our largest source of revenue for the first time in the most recent quarter,” stated Mr. Shudong Xia, China TransInfo’s CEO.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern time on May 14, 2008 to discuss its first quarter 2008 results. Joining Mr. Shudong Xia, Chief Executive Officer, will be Mr. Troy Mao, Chief Financial Officer, and Ms. Cathy Zhuang, IR Supervisor of China TransInfo.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 800-8648. International callers should dial +1-617-614-2702. When prompted by the operator, mention conference pass code 228 973 07.

If you are unable to participate in the call at this time, a replay will be available for seven days after the call is held. To access the replay, dial (888) 286-8010. International callers should dial +1-617-801-6888. The conference pass code is 228 973 07.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city, land and resource filling system based on GIS technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include Electronic Toll Collection technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the company website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

–FINANCIAL TABLES FOLLOW—

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2008	2007

Revenues	$4,641,249	$2,624,546

Cost of revenues	2,262,425	1,761,435

Gross profit	2,378,824	863,111

Expenses:
Selling, general, and administrative expenses	648,400	277,995
(share-based compensation of $42,736 and $0, respectively)
Income from operations	1,730,424	585,116

Other income (expense):
Interest income	15,228	1,007
Interest expense	-	(7,986)
Minority interest	(93,962)	(22,587)
Other income(expense) - net	-	78,335
Total other income (expense)	(78,734)	48,769

Net income before income taxes	1,651,690	633,885
Provision for income taxes	(65,607)	(51,445)
Net income	$1,717,297	$685,330

Weighted average shares of outstanding - basic	19,601,017	17,809,440
Weighted average shares of outstanding- diluted	19,853,523	17,809,440
Income (Loss) per share -
basic	$0.09	$0.04
diluted	$0.09	$0.04

Comprehensive income (loss)
Net income (loss)	$1,717,297	$685,330
Translation adjustments	836,012	63,903
Comprehensive income (loss)	$2,553,309	$749,233

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31,2007
	(Unaudited)

ASSETS

Cash and cash equivalents	$5,442,822	$6,842,238
Restricted cash	35,700	243,852
Accounts receivable	4,567,662	4,246,805
Cost and estimated earnings in excess of billings on uncompleted contracts	3,101,847	2,659,969
Prepayments	2,653,664	2,328,289
Other receivable	1,472,181	812,268
Deferred tax assets	328,119	250,668
Other current assets	2,768	226,061
Total current assets	17,604,763	17,610,150
Prepayment on investment	271,320	260,490
Property and equipment, net	6,273,718	3,574,722
	$24,149,801	$21,445,362

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$578,562	$446,143
Billings in excess of costs and estimated earnings on uncompleted contracts	115,214	258,265
Accrued expenses	414,496	389,432
Total current liabilities	1,108,272	1,093,840

Minority Interest	749,838	655,876

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 19,601,107 shares issued and outstanding	19,601	19,601
Additional paid-in capital	10,947,850	10,905,114
Retained earnings	9,601,044	7,883,747
Accumulated other comprehensive gain - translation adjustments	1,723,196	887,184

Total stockholders' equity	22,291,691	19,695,646

Total liabilities and stockholders' equity	$24,149,801	$21,445,362

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2008	2007

Cash flows from operating activities:
Net income	$1,717,297	$685,330
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	21,368	14,183
Minority interest	93,962	(222)
Stock-based compensation	42,736
Changes in operating assets:
Increase in restricted cash	213,658	-
Deferred income tax expense (benefit)	(65,607)	(51,445)
(Increase) Decrease in accounts receivable	(141,233)	(330,863)
(Increase) Decrease in prepayment	(223,726)	(458,544)
(Increase) Decrease in other receivable	(616,240)	(54,975)
(Increase) Decrease in cost and estimated earnings in excess of billings on uncompleted contracts	(324,259)	(201,073)
(Increase) Decrease in other current assets	227,755	(19,715)
Increase (Decrease) in accounts payable	111,455	(2,602)
Increase (Decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(150,526)	(283,631)
Increase (Decrease) in accrued expenses	11,199	23,067
Net cash provided by (used in) operating activities	917,839	(680,490)

Cash flows from investing activities

Cash flows from investing activities:
(Increase) in loan to others	-	(54,700)
Decreae in other assets - deposits	-	(1,071)
Purchases of property and equipment	(2,517,627)	(227)
Net cash used in investing activities	(2,517,627)	(55,998)

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	-	(258,020)
Net cash provided by financing activities	-	(258,020)

Effect of foreign currency exchange translation	200,372	9,620

Net increase (decrease) in cash	(1,399,416)	(984,888)

Cash - beginning	6,842,238	1,321,164
Cash - ending	$5,442,822	$336,276

Supplemental disclosures:
Interest paid	$-	$7,986
Income taxes paid	$-	$-

For more information, please contact:

China TransInfo Technology Corp.	CCG Elite Investor Relations Inc.
Ms. Cathy Zhuang, IR Supervisor	Mr. Crocker Coulson, President
Phone: +86-10-82671299 ext 8032 (Beijing)	Phone: +1-646-213-1915 (New York)
Email: cathyzhuang@ctfo.com	Email: crocker.coulson@ccgir.com
Web site: www.ccgelite.com